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                                                                     EXHIBIT 10

                  REAL ESTATE PURCHASE AND LEASEBACK AGREEMENT

THIS AGREEMENT, made and entered by and between Michigan Brewery, Inc., a Michigan corporation, whose address is 550 S. Wisconsin, P.O. Box 1430, Gaylord, MI 49735 hereinafter referred to as "Seller" and Michael G. Eyde, whose address is 6250 W. Michigan Avenue, Lansing, MI 48917 hereinafter referred to as "Purchaser".

                                  WITNESSETH:

That the Seller hereby agrees to sell and lease back from Purchaser, and the Purchaser hereby agrees to purchase and lease back to Seller the following described real estate, hereinafter called the "Property", situated in the City of Auburn Hills, County of Oakland, State of Michigan, and further described as follows:

    SEE EXHIBIT "A" ATTACHED HERETO

together with and all of the right, title and interest of the Seller in and to the land lying in the streets and roads abutting the Property, but excluding therefrom any and all buildings, improvements, appurtenances and personal property located thereon, all in accordance with the terms and provisions hereinafter set forth.

1. PURCHASE PRICE: The purchase price shall payable by cashier's check or federal funds wire transfer at closing and shall be, at Purchaser's option, either Three Million and no/100 Dollars ($3,000,000.00), Three Million Five Hundred Thousand no/100 Dollars ($3,500,000.00),or Four Million and no/100 Dollars ($4,000,000.00).

2. DEPOSIT: Immediately upon execution of this Agreement, Purchaser shall deposit with Seller the sum of One Million and 00/100 ($1,000,000.00) Dollars, as Purchaser's Good Faith Earnest Money Deposit, which sum shall be applied to the purchase price at closing. Purchaser acknowledges that Seller shall have the right to utilize such funds prior to closing for the construction of a microbrewery/restaurant on the Property, and may immediately use such funds for such purposes upon receipt of the funds. With Seller's consent, Purchaser may deposit additional sums with Seller for such purposes, in an amount not to exceed Four Million and 00/100 ($4,000,000.00) Dollars. To secure the repayment of the Deposit, Seller shall grant Purchaser a mortgage lien on the Property, which mortgage lien shall be subordinated to any construction mortgage given by Seller to any institutional lender to be used for the construction of a microbrewery/restaurant on the Premises and shall be discharged upon closing of this transaction. Purchaser agrees to act as co-borrower in connection with such construction financing or to provide such financing directly to Seller. In consideration of Purchaser acting as co-borrower in connection with such construction financing or for providing such financing directly to Seller as the case may be, Seller shall grant to Purchaser a stock option in accordance with the terms of a certain Stock Option Agreement executed contemporaneously herewith.

3. USE OF THE PROPERTY: Seller intends leaseback to the Property from Purchaser, and to construct and operate a microbrewery/restaurant as drawn on plans and specifications prepared by Seller's licensed architect, including off street parking and serving of food and all legal beverages on the Premises, hereinafter referred to as Use.


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    This statement of contemplated Use shall be used solely in connection with interpretation of conditions, representations and warranties set forth herein, and shall not be construed to limit or defeat any contemplated Use of the Property by the Seller.

4. DUE DILIGENCE PERIOD: Purchaser acknowledges that it has had sufficient opportunity to inspect the Property to conduct such due diligence as Purchaser deemed necessary to the Property, and that Purchaser is satisfied with the condition of the Property and all improvements thereon.

5.  UTILITIES:   In order for the Seller to utilize the Property for its
contemplated Use, all necessary utilities, including, without limiting same, electricity, water, sanitary and storm sewers and gas must be available, at costs and with capacities acceptable to Seller as shown on EXHIBIT "B" at or within the property line. If said utilities are not at or within the property line of the Premises as above required, Seller shall bring such utilities to the Premises at its sole cost and expense. The obtaining of such utilities prior to closing is a condition precedent to the obligation of the parties to close.

6. PERMITS: Seller will use best efforts to obtain at its sole cost and expense, all necessary licenses, permits and other authorizations to utilize the Premises for its contemplated Use as stated herein. Such approvals shall be, without limiting same, curb cuts for reasonable ingress and egress to the Premises, the right to erect signs acceptable to Seller, all building and necessary construction permits and the appropriate alcoholic beverage license issued directly by the appropriate governmental authorities at fees set by statute, ordinance or regulation. Purchaser agrees to cooperate with Seller (at no cost to Purchaser) and the state, county or municipal authorities to obtain such permits and will execute any documents necessary in this regard. The obtaining of all licenses and permits prior to closing is a condition precedent to the obligation of the parties to close.

7. TITLE: Seller shall order a commitment for title insurance for the Property from Metropolitan Title Insurance Company or a similar national reputable title company acceptable to Seller. Prior to closing, such title commitment must reveal marketable and insurable title in Seller and must be free from all standard exceptions. Purchaser shall have a period of ten (10) days after receipt of the above title commitment in which to give written notice to Seller specifying Purchaser's objection to the status of title to the Premises ("Objection Period"). At the end of the Objection Period, Purchaser shall have no further right to object to the status of Seller's title to the Property. In the event the above referenced title insurance commitment shall reflect defects or other conditions which would prevent an insurable and marketable title or prevent the Seller's contemplated Use of the Property, Purchaser shall advise Seller, and Seller shall proceed diligently and at its own expense to clear title to the Premises within thirty (30) days from such notice; it being agreed and understood that any defect or condition not so removed or cured if otherwise approved or not objected to by Purchaser shall be deemed Permitted Title Exceptions to be attached hereto as EXHIBIT "C". If Seller is unable to remedy the title within such thirty (30) day period, then Purchaser may waive the defect and the parties shall proceed to closing, or Purchaser may terminate this Agreement in which case the parties shall have no further liability to each other. Marketable and insurable title for Seller's contemplated Use prior to closing is a condition precedent to the obligations of the parties to close.

8. LEASEBACK: Seller agrees to leaseback the Property from Purchaser, based upon the Purchase Price Purchaser elects to pay for the Property, in accordance with the terms set forth in a Lease Agreement between Seller and Purchaser, a copy of which is attached hereto as EXHIBITS "D", "E" OR "F". At closing, Purchaser and Seller shall enter into the Lease Agreement in the form attached hereto as EXHIBIT "D", "E" OR "F" which shall be determined based upon the amount of the Purchase Price selected to be paid for the Property by Purchaser. If Purchaser elects a Purchase Price of Three Million and no/100 Dollars ($3,000,000.00), then the parties shall enter into the Lease Agreement exactly in the form attached hereto as Exhibit "D". If Purchaser elects a Purchase Price


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of Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00), then the parties shall enter into the Lease Agreement exactly in the form attached hereto as Exhibit "E". If Purchaser elects a Purchase Price of Four Million and no/100 Dollars ($4,000,000.00), then the parties shall enter into the Lease Agreement exactly in the form attached hereto as Exhibit "F", and, in addition, Seller will convey to Purchaser, by Covenant Deed, certain real property adjacent to the Property, situated in the City of Auburn Hills, County of Oakland, State of Michigan, and more particularly described on Exhibit G attached hereto.

9. CORPORATE APPROVAL: This Agreement is conditional upon the approval of this transaction by President of Seller. The Seller shall have thirty (30) days from the date of execution hereof to obtain said approval. In the event Seller does not terminate this Agreement pursuant to this Article on or before said date, Seller's right to do so hereunder shall be deemed waived. Purchaser shall have the right to rely on any communication executed by an officer of Seller in furtherance of this Article.

10. CLOSING: Closing will take place at the offices of Metropolitan Title Company, 15851 S. US 27, Suite 21, Lansing, MI 48906, or at such other location that is mutually acceptable to the parties within five (5) days after notice from Seller to Purchaser that it has obtained an occupancy permit for the microbrewery/restaurant and is prepared to commence the operation of business as a microbrewery/restaurant. Conveyance will be by a limited or special warranty deed. Immediately upon execution of this Agreement by Purchaser and delivery by Purchase of the Good Faith Earnest Money Deposit to Seller, Seller shall deposit the Deed in escrow with Metropolitan Title Insurance Company, to be held in escrow in accordance with the terms of any Escrow Agreement in the form attached hereto as Exhibit E. Seller shall bear the expense for the preparation of the deed including, but not limited to, any applicable conveyance taxes. Seller shall bear the expense of the title policy. Each party shall bear their own legal fees. Real estate taxes shall not be prorated. All existing mortgages and liens shall be discharged by the Seller prior to or at closing. In addition to the deed, the Seller shall deliver at closing an affidavit of possession and a no lien affidavit and, if appropriate, an affidavit in compliance with Section 1445 of the Internal Revenue Code, reasonably acceptable to Purchaser. The parties shall execute and deliver the Lease in the form attached hereto as Exhibit "D" at closing. The parties agree to execute and provide such other and further documents as may be required either by law or custom and usage in the jurisdiction in furtherance of Closing hereunder.

11. DEFAULT: In the event all conditions of this Agreement have been satisfied and in the event Seller refuses to close, Purchaser may seek specific performance or any other legal or equitable remedies available and recover reasonable attorney's fees. In the event all conditions of this Agreement have been satisfied and in the event Purchaser refuses to close, Seller may seek specific performance or any other legal or equitable remedies available and recover reasonable attorney's fees.

12. AMENDMENTS: This Agreement once properly signed by both parties can be changed only by a document of equal dignity, executed by an authorized representative of the respective parties hereto.

13. NOTICES: All notices, requests, demands or other communications hereunder shall be in writing and deemed given when delivered personally, when telefaxed, when sent by nationally known courier or express mail service, or on the day said communication is deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to Seller:       Michigan Brewery
                        550 S. Wisconsin
                        P.O. Box 1430
                        Gaylord, MI  49735


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    With a copy to:     Alan S. Levine, Esq.
                        Butzel Long
                        32270 Telegraph Road, Suite 200
                        Birmingham, MI 48025

    If to Purchaser:    Michael G. Eyde
                        6250 W. Michigan Avenue
                        Lansing, MI 48917

    With a copy to:     Peter C. Samouris, Esq.
                        Gaffney Professional Building
                        530 S. Capitol Avenue
                        Lansing, MI 48933-2333

    or to such other address as the parties may from time-to-time designate by notice in writing to the other parties.

14. APPLICATION: This Agreement will be binding on the heirs, executors, administrators, successors and assigns of the parties hereof and shall be deemed effective for the purpose of each party undertaking its obligation herein as of the last date of execution as set forth below.

15. OFFER: The offer extended by one party signing this Agreement shall expire after five (5) business days unless accepted, rejected or revoked prior to such expiration.

16. SURVIVAL: All representations, warranties and obligations of Seller as set forth herein shall survive the Closing of this transaction.

17. EFFECTIVE DATE: This Agreement shall become effective when signed by all parties hereto upon the date of the last party signing or initialing hereunder. In the event Purchaser shall execute this Agreement first and thereafter Seller shall execute same and said fully Agreements are not received by Purchaser from Seller within five (5) business days from the date of the last signing or initialing thereof, the conditions precedent as herein defined shall be calculated from the date of receipt of fully executed Agreements by Purchaser.

18. FORCE MAJEURE: Anything contained herein to the contrary notwithstanding, Seller and/or Purchaser shall be excused for the period of delay in the performance of any and all of their obligations under this Agreement, and shall not be considered in default when prevented from so performing by cause or causes beyond Seller's or Purchaser's control, including, but not limited to, war, fire or other casualty, government regulations or through act of God.

19. NO BROKER: Purchaser and Seller represent to each other that they have not utilized the services of any broker in connection with the transaction evidenced by this Agreement. Accordingly, Seller agrees to indemnify and hold harmless Purchaser from payment of any brokerage fees or any liability or obligation therefor to any person or party claiming a fee or commission through Seller and Purchaser agrees to indemnify and hold harmless Seller from payment of any brokerage fees or any liability or obligation therefor to any person or party claiming a fee or commission through Purchaser.

20. MISCELLANEOUS: TIME IS OF THE ESSENCE. The laws of the State of Michigan shall govern and control the interpretation and enforcement of the terms and provisions of this Agreement. This Agreement shall not be recorded.


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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals.

SELLER:                                PURCHASER:

Michigan Brewery,
a Michigan Corporation

By: /s/ WILLIAM ROLINSKI               /s/ MICHAEL G. EYDE
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        William Rolinksi                   Michael G. Eyde
         Its President


Date:  August 1, 1997                  Date:  August 1, 1997
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